Exhibit 10.11

MICROSTRATEGY INCORPORATED

2023 EQUITY INCENTIVE PLAN

UK SUB-PLAN

Pursuant to Section 12(e) of the 2023 Equity Incentive Plan (as may be amended from time to time) (the “Plan”), of MicroStrategy Incorporated, a Delaware corporation (the “Company”), this United Kingdom Sub-Plan (this “Sub-Plan”) shall apply to all grants of Awards under the Plan to residents of the United Kingdom who are employees of Group Companies. The provisions of the Plan shall apply to all grants made under this Sub-Plan, except to the extent that they are varied or excluded by, or are inconsistent with, the provisions hereof. No grants of Awards under the Plan shall be made to residents of the United Kingdom who are employees of Group Companies unless they are made in compliance with this Sub-Plan.

Section 1 Definitions. Except where the context otherwise requires, the term “Group” shall mean the Company and any of its subsidiaries, as defined in Section 1159 of the Companies Act 2006, and “Group Company” shall mean any one of them. Capitalized terms not defined herein shall have the meanings set forth in the Plan or the applicable Option agreement or RSU agreement.

Section 2 Eligibility. Under this Sub-Plan, only employees (including employee directors) of Group Companies shall be eligible for the grant of Awards and such employees shall only be eligible to receive Options or RSUs.

Section 3 Relationship Between this Sub-Plan and the Participant’s Employment. Awards granted under this Sub-Plan shall be subject to the following conditions.

Section 3.1 Any profits or gains made as a result of such Awards are not pensionable under any of the Group’s pension arrangements.

Section 3.2 Participation in this Sub-Plan does not:

(a) confer upon any person any right to participate in this Sub-Plan at any time in the future either at all or on any particular basis;

(b) confer upon any person any right to continue his or her employment with any Group Company;

(c) restrict the right of any Group Company to terminate the employment of any Participant without liability at any time with or without cause;

(d) impose upon any person any duty to exercise any power or discretion under this Sub-Plan to the advantage of the Participant;

(e) impose upon any Group Company or its representative agents and employees any liability whatsoever (whether in contract, tort, or otherwise howsoever) in connection with:

(i)
the loss of a Participant’s Award(s) under this Sub-Plan;

(ii)
the loss of an individual’s eligibility to be granted Awards under this Sub-Plan; and/or

(iii)
the manner in which any power or discretion under this Sub-Plan is exercised or the failure or refusal of any person to exercise any power or discretion under this Sub-Plan; or

(f) entitle a Participant to any additional rights to compensation upon the termination of his or her employment which would not have existed had this Sub-Plan not existed and, accordingly, notwithstanding any provision to the contrary in Participant’s contract of employment, Participant shall waive any rights to compensation or damages in connection with the termination of his or her office or employment with a Group Company for any reason whatsoever insofar as these rights arise or may arise from him or her ceasing to have rights under this Sub-Plan, including the right to exercise any Award, as a result of such termination or the loss or diminution in value of such rights and/or entitlements.

Section 4 Data Protection. In connection with Awards made under this Sub-Plan, the Company may collect, process and use personal information about the Participant and may transfer any such personal information outside or within the country in which the Participant works or is employed, including to the United States of America. Any such information will be collected, processed and transferred in accordance with the Privacy Policy provided to the Participant and available from the Company’s legal department (the “Privacy Policy”). The processing and transfer of personal information in order to implement, administer, and manage the Plan and Sub-Plan is justified by reasons other than consent, as explained in the Privacy Policy.

Section 5 Tax Liability. For the avoidance of doubt, all references to any tax other than UK tax in this Sub-Plan shall also include the tax which most nearly approximates it in the United Kingdom. Where so provided in an Option agreement, the Participant shall, as soon as practicable after a request by the Company, agree or elect to be liable for all employer national insurance contributions arising in respect of the acquisition of the Shares on exercise of the Option.

Adopted by the Compensation Committee of the Board of Directors on ___________________ 2023